Exhibit 99.1

Boeing Announces Leadership Updates
-    Board of Directors extends mandatory retirement age for CEO Dave Calhoun
-    Boeing CFO Greg Smith announces July 2021 retirement

CHICAGO, April 20, 2021—The Boeing Company [NYSE: BA] today announced that its Board of Directors has extended the company’s age-65 standard retirement to age 70 for President and Chief Executive Officer (CEO) David L. Calhoun. Mr. Calhoun, 64, has served as Boeing’s President and CEO since Jan. 13, 2020.

“Under Dave’s strong leadership, Boeing has effectively navigated one of the most challenging and complex periods in its long history,” said Boeing Chairman Larry Kellner. “His dedication to renewing the company’s commitment to safety, quality and transparency has been critical in building regulator and customer confidence as Boeing returns the 737 MAX to service. And, in the face of unprecedented challenges brought on by the global pandemic, he has taken proactive actions to ensure Boeing remains strongly positioned for the recovery in the aviation industry. Given the substantial progress Boeing has made under Dave’s leadership, as well as the continuity necessary to thrive in our long-cycle industry, the Board has determined that it is in the best interests of the company and its stakeholders to allow the Board and Dave the flexibility for him to continue in his role beyond the company’s standard retirement age.”

While the Board’s action extends the mandatory retirement age for Mr. Calhoun to April 1, 2028, there is no fixed term associated with his employment.

Boeing also announced that Executive Vice President, Enterprise Operations and Chief Financial Officer Gregory D. Smith has decided to retire from the company, effective July 9, 2021. Boeing is conducting a search for Mr. Smith’s successor.

Mr. Calhoun said, "Greg is a remarkable business leader and we will always be thankful for his many contributions to Boeing. His stewardship of the company’s financial position for nearly a decade, and his leadership during the severe challenge our industry has faced as a result of the global pandemic, have been essential to positioning Boeing for a bright future. As part of these efforts, he led the largest bond offering in the company’s history and launched a comprehensive transformation program that will leave our business stronger and more resilient. Greg has also driven Boeing to be a better and more competitive company through his oversight of enterprise operations, sustainability, performance and strategy. He leaves a legacy of leadership and lasting impacts over his

30-years with Boeing. I’m also grateful for Greg’s commitment to support the upcoming transition, and for his counsel as we select his successor."

Mr. Smith said, “Boeing is one of the world’s greatest companies. I could not be prouder of the 140,000 people who work hard every day to deliver on our promises to all stakeholders and live our foundational values. With the company well positioned going forward, the timing is right for me personally to begin a new chapter outside of Boeing. I will always cherish and be grateful for the experiences I have had, and the relationships I have made, in my thirty years at Boeing.”

Smith was appointed chief financial officer in 2011 and later served in expanded roles as the executive vice president of Finance, Enterprise Performance and Strategy, and more recently executive vice president of Enterprise Operations, Finance and Sustainability. He served as the company's interim CEO, immediately preceding Mr. Calhoun. Prior to his appointment as CFO, he was corporate controller and vice president of Finance, serving as the company's principal interface with the board of directors' audit committee to ensure regulatory compliance.

Smith currently serves on the board of directors of Intel Corporation, Lurie Children’s Hospital and Northwestern Medicine Community Physicians Group. He plans to remain active in business and philanthropic roles.

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